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                       AGREEMENT FOR SALE OF COMPUTER PRODUCTS

This Agreement is between Merisel FAB, Inc. ("Merisel") and

                   En Pointe Technologies, Inc.
                   5245 Pacific Concourse Drive, Suite 200
                   Los Angeles, California  90045  ("Reseller")

Merisel is in the business of distributing and selling computer hardware, software and peripherals ("Products") and providing product-related services to resellers.

Reseller wishes to purchase Products from Merisel subject to the terms and conditions of this Agreement.

1.     PRODUCT SALES AND PRICING.
1.1. Merisel agrees to sell Reseller Products ordered from Merisel's then-current inventory list subject to availability and dealer authorization requirements. Reseller agrees to purchase Products in accordance with this Agreement and policies and procedures contained in a published Merisel manual or other writings from Merisel that contain or apply to standard practices and policies. In the event of a conflict between this Agreement and any Merisel manual or writing, the terms of this Agreement shall govern. Merisel may allocate its available Products among its customers in any way that Merisel deems equitable pursuant to Merisel's standard practice and policy. Reseller has received a copy of the most current Merisel manual, "How to Do Business with CLA" dated June 28, 1996.

1.2 Except as otherwise provided in this Section 1, Merisel's prices shall be the "Inventory Cost" as defined below plus ** % mark-up. This mark-up may not be increased during the term of this Agreement.

1.3 "Inventory Cost" is the invoice price charged by Merisel's vendor for the product plus the inbound freight and insurance fee which shall not exceed 32 basis points (0.32%) during the term of this Agreement. Inventory Cost shall not be reduced by any money, credits, materials or other assistance provided to Merisel by its vendors, nor by any prompt payment discounts or credit provided to Merisel. Merisel may establish its Inventory Cost through any commercially reasonable accounting method.

1.4 Reseller shall pay the fees for product-related services as stated on Exhibit A. For any product-related service not listed on Exhibit A, Reseller shall pay the then-current fee for that service as stated in a published Merisel manual or writing issued by Merisel that contains or applies to standard practice and policy.

1.5 Merisel may sell the following Products to Reseller at prices established by pricing methods determined by Merisel using its standard pricing practice and policy for that Product (a) Products not on the inventory list or generally carried in inventory; (b) Products where the


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vendor's invoice price to Merisel fluctuates frequently, including memory chips, boards, and disk drives; or (c) Products that are procured from an alternate source at Reseller's request. 1.6 All Products will be shipped FOB destination to Reseller's customers as designated by Reseller.

1.7 Reseller may participate in all Product and Product pricing programs made available to all of Merisel's customers pursuant to the terms and conditions of that program.

2.     Order Procedures/Payment/Late Payment.
2.1 Reseller must pay for Products in advance by wire transfer, cashier's check or through a financing company approved by Merisel to finance Reseller's orders by direct payments to Merisel.

2.2 Reseller must place all Product orders electronically through Merisel's automated purchasing system and comply with Merisel's then-current standard published ordering procedures.

2.3 Reseller may use EDI to order Products from Merisel and at Reseller's election, may use the EDI Value Added Network provider ("VAN"). Each party will bear its own costs for any modifications that are necessary to that party's computer systems so that Reseller may use EDI to place orders from Merisel. Merisel shall pay all VAN and communication charges incurred by Merisel or Reseller resulting from Reseller's use of EDI to place orders with Merisel. Reseller understands that if Reseller elects to use EDI to order Products, then both Reseller and Merisel must take steps to modify their computer systems and that such modifications will require a reasonable time to complete and the cooperation of each party.

2.4 For amounts due Merisel not paid in advance by Reseller, Reseller shall promptly pay by wire transfer, cashier's check or a check drawn on Reseller's account representing good and available funds. Any amounts due Reseller which are received or credited by or from third parties or Merisel may be applied against any amounts due Merisel from Reseller.

2.5 On payments not received from Reseller within 30 days of the due date, Reseller shall pay finance charges assessed by Merisel which will not exceed the legally permitted rate. Merisel may suspend all sales, assistance or services to Reseller if Reseller fails to promptly pay any amount due Merisel. Reseller shall pay Merisel's costs and expenses including reasonable attorneys' fees related to the collection of monies owed to Merisel under this Agreement.

3.     QUARTERLY VOLUME PURCHASE COMMITMENT.
3.1 For each quarter under this Agreement, Reseller shall purchase a volume of Products (net of returns) from Merisel at least equal to the Volume Purchase Commitment for that quarter as listed in the chart below.

                  Quarter                       Volume Purchase Commitment
                  -------                       --------------------------
October 1, 1996 - December 31, 1996                     $3.5 million


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January 1, 1997 - March 31, 1997                        $6.5 million

April 1, 1997 - June 30, 1997                           $8 million

July 1, 1997 - September 30, 1997                       $10 million

October 1, 1997 - December 31, 1997                     $12 million

January 1, 1998 - March 31, 1998                        $15 million

Any purchases made by Reseller from Merisel in July, August, or September 1996, shall be included in Reseller's purchases under the first quarter.

3.2 If in each six month period under this Agreement, Reseller fails to purchase a volume of Products from Merisel at least equal to the Volume Purchase Commitment for the two quarters in that six month period, then funds for the benefit of Merisel shall be segregated as described under Section 3(c) of the Escrow Agreement between Reseller, Merisel and CITIBANK N.A. attached as
Exhibit A.

3.3 Merisel may in its discretion, at the request of Reseller, reduce the mark-up for certain of Reseller's bids, contracts, or customers ("Bid Desk Pricing"). For purposes of determining if Reseller has met its Volume Purchase Commitment under Section 3.1 for any quarter or purchased $55 million in Products under Section 4, only $8.25 million of Products purchased at Bid Desk Pricing may be included during the term of this Agreement.

4. TERM AND TERMINATION. This Agreement is effective as of the date it is executed by both parties (the "Effective Date"). The Agreement will expire upon the earlier of 18 months from the Effective Date or the date Reseller purchases $55 million in Products from Reseller (net of returns). All purchases by Reseller from Merisel after expiration of this Agreement shall be according to the terms and conditions of this Agreement unless otherwise agreed to by both
parties in writing.   However, Section 3 terminates with the expiration of the
original term of this Agreement.

5. DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY. FOR ANY PRODUCTS SOLD TO RESELLER UNDER THIS AGREEMENT, MERISEL EXPRESSLY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL MERISEL BE LIABLE TO RESELLER FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY KIND.

6. OPTIONAL SERVICES. Merisel may provide Reseller and Reseller may participate in additional programs, services or assistance pursuant to the terms for that program, service or assistance. If the program, service or assistance is provided by a party other than Merisel, Merisel shall not be


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liable to Reseller for any claims, demands, damages or liabilities of
Reseller arising from that third party's acts or omissions.

7. COMPAQ STAR ALLOCATION. Reseller shall within 90 days of the Effective Date move its Compaq Star Allocation to Merisel except for the seven current Reseller customer contracts as designated by Reseller within 90 days of the Effective Date.

8. PROHIBITION ON USE OF MERISEL'S NAMES AND MARKS. Reseller shall not use any name, trademark, service mark, logo or slogan now or hereafter owned by Merisel or its affiliated companies.

9. ARBITRATION. Any dispute, claim, or controversy (except trademark), on demand of either party, must be submitted to binding arbitration before the American Arbitration Association in San Francisco and under the then existing AAA commercial rules.

10. ASSIGNMENT. Merisel may assign this Agreement without Reseller's consent to a party capable of performing Merisel's obligations under this Agreement.

11.    MISCELLANEOUS.
11.1 Notwithstanding any other provision of this Agreement, Merisel and Reseller agree that in the event of an alleged or actual breach, default, or claim based on or arising out of this Agreement, the exclusive remedy available to Merisel shall be as provided in Section 3 of the Escrow Agreement between Merisel, Reseller and CITIBANK N.A., which Escrow Agreement is given as security for the purchase obligation imposed by this Agreement, and which Escrow Agreement is attached to and incorporated in this Agreement as Exhibit A.

11.2 Reseller or Merisel each represent that neither the entry into nor the performance of this Agreement by that party violates that party's obligations to any third party.

11.3 Any notice given under this Agreement shall be sent by courier, overnight mail by a nationally recognized company, or United States certified mail, return receipt requested, postage prepaid. Notices to Merisel shall be sent to ComputerLand Headquarters, 5964 West Las Positas Boulevard, P. O. Box 9012, Pleasanton, California, 94566-9012, Attention: Vice President/Sales and Franchise Operations, or to a different address designated by Merisel. Notices to Reseller shall be sent to the address on the first page of this Agreement or to a different address designated by Reseller. Notice or demand shall be deemed effective when received.

11.4 This Agreement contains the entire agreement between the parties and supersedes any agreement between Merisel and the Reseller concerning the subject matter hereof. There are no representations, agreements, terms or conditions other than those contained or referred to in this Agreement. The Agreement cannot be modified except by an agreement in writing signed by both parties.

11.5   This Agreement shall bind the parties and their successors and assigns.


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11.6   Merisel and Reseller are independent businesses.  There is no agent, partnership, franchise or joint venture relationship between them by virtue of this Agreement or by any course of dealing between them.

11.7 Both parties agree both during and after this term of this Agreement to maintain the confidentiality of this Agreement and all confidential or proprietary information concerning the other party including its methods of doing business, programs, business systems, procedures, pricing, business plans, vendor arrangements, price lists, and manuals. However, each party may disclose to any vendor information regarding the purchases by Reseller of that vendor's Products.

11.8 The interpretation and performance of this Agreement shall be governed by the laws of the State of California. Venue shall be in the federal or state courts located in Alameda or San Francisco Counties, California. The parties submit to jurisdiction of the State of California.

11.9 In the event of any litigation or arbitration arising out of or relating to this Agreement, the prevailing party shall be entitled to receive from the nonprevailing party payment of all costs, attorneys' fees, expert witness fees and related expenses incurred in such litigation or arbitration.


EN POINTE TECHNOLOGIES, INC.           MERISEL FAB, INC.



By:______________________________      By:______________________________

Name:____________________________      Name:  Verilyn Smith

Title:_____________________________    Title:  President

Dated:____________________________     Dated:  August 22, 1996





** Confidential portions omitted and filed separately with the Commission.


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                                      EXHIBIT A


SERVICES                                                  FEE

Outbound Freight                         No charge for outbound freight using
                                         standard 2-day freight method;
                                         payment of actual outbound freight
                                         charges for any upgrade from the
                                         standard 2-day freight method.

Configuration Level Charge               Per Merisel's then-current price grid
                                         for configuration.

Restock Fee/Factory Sealed Return        5%
(Note 1)

Restock Fee/Open Box Return (Note 2)     Per Merisel's then-current restock fee
                                         matrix for open box returns.

Ship Complete and Configuration          Day 0-15 is free; Day 16 forward is
                                         0.00045 per day on purchase price of
                                         allocated inventory.

Configuration Returns (Note 2)           Return fee is the same as the restock
                                         fee for open box returns. Configuration
                                         returns must be received by Merisel
                                         within 30 days of the invoice date.

Alternate Distribution Center Fee        Fee waived.
(Note 3); Direct Ship Fee; Sign-Up and
Renewal Fees; On-Line Express Fee;
MeriSource Fee; eMail Access Fee;
Order Cancellation Fee; Non-electronic
Order Fee; Minimum Ship Fee


Note 1: Within 45 days of each quarter's end under this Agreement, Merisel shall rebate Reseller restock fees paid by Reseller in that quarter for factory sealed returns so that Reseller does not pay a restock fee for factory sealed returns until the volume of factory sealed returns in a quarter exceeds 3.75% of the volume of Reseller's purchases (net of returns) in that quarter.

Note 2: Within 45 days of each quarter's end under this Agreement, Merisel shall rebate Reseller restock fees for open box returns and configuration return fees paid in that quarter in an amount equal to:

  [2.5% multiplied by the restock fee paid by Reseller for open box returns and configurations return fee for configuration returns in that quarter] minus [the number of RMA's issued to Reseller in the quarter multiplied by $30.00].

Note 3: Within 45 days of each quarter's end under this Agreement, Merisel shall rebate Reseller any Alternate Distribution Center fees paid by Reseller in that quarter for freight using the standard freight method.